UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On May 13, 2015, Veeco Instruments Inc. (“Veeco” or the “Company”) will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at 333 South Service Road, Plainview, NY 11803, at 8:30 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly presented at the meeting or any adjournment or postponement thereof:

1.              Election of three directors to hold office until the 2018 Annual Meeting of Stockholders;

2.              Advisory vote to approve executive compensation; and

3.              Ratification of the appointment of our independent registered public accounting firm for 2015.

Only stockholders who own stock at the close of business on March 16, 2015 can vote at this meeting or any adjournments that may take place.  For ten days prior to the Annual Meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Veeco’s Board of Directors (“Board of Directors” or the “Board”) recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposals 2 and 3 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2014 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

This year Veeco will be using the “notice and access” method of providing proxy materials to you via the internet.  On or about March 30, 2015, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which includes instructions regarding voting your shares and requesting a printed copy of our proxy materials.  We believe that this process will provide you with prompt access to our proxy materials, lower our cost of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary

March 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 13, 2015:  The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

QUESTIONS AND ANSWERS
Q1.	What matters will be voted on at the Annual Meeting?	1
Q2.	How does the Board of Directors recommend that I vote?	1
Q3.	Why am I receiving these materials?	1
Q4.	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?	1
Q5.	How do I get electronic access to the proxy materials?	2
Q6.	Who is entitled to vote?	2
Q7.	How can I vote if I own shares directly?	2
Q8.	How can I vote if my shares are held through a brokerage, bank or similar organization?	2
Q9.	What if I return a proxy card but do not make specific choices?	2
Q10.	How do I revoke or change my vote?	3
Q11.	What is a “quorum”?	3
Q12.	How many votes are needed to approve each proposal?	4
Q13.	How will voting on any other business be conducted?	4
Q14.	Who will count the vote?	4
Q15.	How can I find out the results of the voting at the Annual Meeting?	4
Q16.	Who can attend the Annual Meeting?	4
Q17	What does it mean if I get more than one Notice?	5
Q18.	I have Veeco shares that are held in street name, as do others in my household. We received only one copy of the proxy materials. How can I obtain additional copies of these materials?	5
Q19.	When are the stockholder proposals for the 2016 Annual Meeting due?	5
Q20.	What is Veeco’s process for nominating director candidates?	5
Q21.	Can a stockholder nominate someone to be a director of Veeco?	6
Q22.	How can stockholders communicate with Veeco’s Directors?	7
Q23.	How much will this proxy solicitation cost?	7
Q24.	Who is soliciting my vote?	7
Q25.	What proxy materials are available on the internet?	7

CORPORATE GOVERNANCE		8
	Corporate Governance Policies and Practices	8
	Compensation of Directors	11
	Certain Relationships and Related Transactions	13

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 - Election of Directors		14
Proposal 2 - Advisory Vote on Executive Compensation		18
Proposal 3 - Ratification of Appointment of KPMG LLP		19
	Audit Committee Report	21

EXECUTIVE COMPENSATION
	Executive Officers	23
	Compensation Discussion and Analysis	24
	Compensation Committee Report	35
	Summary Compensation Table	36
	Grants of Plan-Based Awards	40
	Outstanding Equity Awards at Fiscal Year End	41
	Option Exercises and Stock Vested During 2014	42
	Equity Compensation Plan Information	43
	Potential Payments Upon Termination or Change in Control	44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		49
	Section 16(a) Beneficial Owner Reporting Compliance	50

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                            What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•                  Proposal 1:  Election of three directors to hold office until the 2018 Annual Meeting of Stockholders;

•                  Proposal 2:  Advisory vote on executive compensation;

•                  Proposal 3:  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015; and

•                  Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q2.                            How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•                  FOR the election of the three directors nominated by the Board of Directors and named in this proxy statement;

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•                  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

Q3.                            Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting, which will take place on Wednesday, May 13, 2015, at 8:30 a.m. local time, at 333 South Service Road, Plainview, NY 11803.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q4.                            Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2014 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet.  The Notice also instructs you as to how you may access and submit your proxy card.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q5.                            How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to access the Notice of Annual Meeting, this proxy statement, your proxy card and Veeco’s 2014 Annual Report to Stockholders.  The proxy materials will be available on the internet starting on March 30, 2015, as described in the Notice.  You will not receive a printed copy of these proxy materials unless you request them in accordance with the instructions provided in the Notice.

Q6.                            Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco common stock on March 16, 2015, the record date for the meeting.  At such time, 40,362,255 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q7.                            How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q8.                            How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in street name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the street name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1 and 2.  However, your broker does have discretion to vote your shares on routine matters such as Proposal 3.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q9.                            What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of KPMG LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Q10.                     How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                     notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, in writing at any time before the meeting;

(2)                     submitting a later-dated proxy at any time before the meeting; or

(3)                     voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q11.                     What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

Q12.                     How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?

Proposal 1 — Election of Three Directors	Majority of the Shares Cast for Each Director Nominee	No

Proposal 2 — Advisory Vote on Executive Compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Ratification of Auditors for Fiscal Year 2015	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on either of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote.  A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

Q13.                     How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chairman and Chief Executive Officer, and Shubham Maheshwari, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q14.                     Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q15.                     How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.

Q16.                     Who can attend the Annual Meeting?

All stockholders who owned shares on March 16, 2015 may attend.

Q17.                     What does it mean if I get more than one Notice?

If your shares are registered in more than one name or in more than one account, you may receive more than one Notice.  Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

Q18.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q19.                     When are stockholder proposals for the 2016 Annual Meeting due?

In accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2016 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by December 2, 2015.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2016 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2016 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2016 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2016 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008, the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 26, 2010, and the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 24, 2011.

Q20.                     What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of seven directors divided into three classes of Directors serving staggered three-year terms.  Veeco proposes to add Susan Wang as a Class III Director.

Ms. Wang was identified through a director search conducted by a third party search firm under the direction of the Governance Committee.  In conducting this search, the Board was looking to add relevant industry experience and meaningful international business experience, among other qualities, and determined that Ms. Wang is ideally suited to serve on the Veeco Board.

Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by The Nasdaq Stock Market LLC (“Nasdaq”).  Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development and other areas relevant to the Company’s business.  Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation, including an assessment of the make-up of the Board as a whole.  In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 21 below regarding the process for stockholder nominations of director candidates.

Q21.                     Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 19.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of common stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q22.                     How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications (other than sales or employment-related communications) to one or more members of the Board by letter addressed to Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q23.                     How much will this proxy solicitation cost?

MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco.  In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q24.                     Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company, for the 2015 Annual Meeting of Stockholders to be held on Wednesday, May 13, 2015 at 8:30 a.m. (EST).

Q25.                     What proxy materials are available on the internet?

The proxy statement and our 2014 Annual Report on Form 10-K are available on our website at www.veeco.com.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and Nasdaq.

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, periodic board self-assessment and other governance matters.  The Board has used an outside governance expert to facilitate the board self-assessment.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Environmental, Health & Safety Policy - Veeco maintains a written policy that applies to all of its employees with regard to environmental, health and safety matters.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.  A majority of Veeco’s Board members has attended one or more director education programs accredited by Institutional Shareholder Service Inc. (“ISS”) within the past five years.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the “Investors” page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chairman and Chief Executive Officer, and Mr. Braun, the Company’s former Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2014, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Hunter and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to the officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment, from what it was when he was elected as a director, or undergoes a change affecting his qualification as a director or fails to receive the required number of votes for re-election.  Upon such submission, the Board shall determine whether to accept or reject the resignation.  If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will also inform the Board of any other action it recommends be taken.

Board Leadership Structure

Mr. Peeler, the Company’s Chief Executive Officer, also serves as Chairman of the Board.  We have a separate, independent Lead Director.  Although we do not have a formal policy addressing the topic, we believe that when the Chairman of the Board is an employee of the Company or otherwise not independent, it is important to have a separate Lead Director, who is an independent director.

Mr. McDaniel serves as the Lead Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and he serves as the principle liaison between management and the independent directors of the Board.  Mr. McDaniel has served as a Veeco director since 1998 and as Lead Director (or Presiding Director) since 2010.

We believe the combination of Mr. Peeler as our Chairman of the Board and Mr. McDaniel as our Lead Director is an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with this structure provides the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Audit Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company.  We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.  We consider the potential risks in our business when designing and administering our compensation programs and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk.  Further, our compensation program administration is subject to considerable internal controls and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

During 2014, Veeco’s Board held eleven meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2014.  It is the policy of the Board to hold executive sessions without management at every regularly scheduled board meeting and as requested by a Director.  The Lead Director presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2014, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.

Audit Committee.  As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee which reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Jackson, McDaniel and Simone (Chairman). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Jackson, McDaniel and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2014, the Audit Committee met eight times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Hunter and McDaniel (Chairman).  During 2014, the Compensation Committee met seven times.

Governance Committee.  The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Jackson, Simone and Hunter (Chairman). During 2014, the Governance Committee met four times.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. D’Amore, Hunter, Peeler, Simone and Braun (Chairman).  During 2014, the Strategic Planning Committee met twice.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Edward H. Braun	79,192	119,998	456	199,646
Richard A. D’Amore	70,000	119,998	—	189,998
Gordon Hunter	80,000	119,998	—	199,998
Keith D. Jackson	70,000	119,998	—	189,998
Roger D. McDaniel	102,000	119,998	—	221,998
Peter J. Simone	90,000	119,998	—	209,998

(1)         Represents quarterly retainers paid for Board service during 2014.  For Mr. Braun, includes payments under a Service Agreement dated January 1, 2012, which sets forth the compensation to be paid to Mr. Braun for his service on the Board.

(2)         Reflects awards of 3,519 shares of restricted stock to each director on May 6, 2014. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders.  In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $34.10 per share.

(3)         As of December 31, 2014, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	3,519	—
Richard A. D’Amore	3,519	—
Gordon Hunter	3,519	—
Keith D. Jackson	3,519	—
Roger D. McDaniel	3,519	—
Peter J. Simone	3,519	—

(4)  All Other Compensation consists of premiums for group term life insurance payable to Mr. Braun under his Service Agreement dated January 1, 2012.

Director Compensation Policy

For services performed in 2014, Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco shall be paid quarterly retainers as follows:  for service as a Board member, $17,500, as chair of the Audit Committee, $5,000, as chair of the Compensation Committee, $3,750, as chair of the Governance Committee, $2,500, as chair of the Strategic Planning Committee, $2,500, and as Lead Director, $4,250.  Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  For 2014, the Compensation Committee determined that the value of this annual award should be $120,000 per director.  The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date immediately preceding the date of the next annual meeting of stockholders.  In addition, the Company’s Director Compensation Policy in effect for 2014 gives the Board the authority to compensate Directors who perform significant additional services on behalf of the Board or a Committee.  Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services.  Directors who are employees, such as Mr. Peeler, do not receive additional compensation for serving as Directors.

Braun Service Agreement

Mr. Braun, the Company’s former Chairman and former CEO, serves on the Board and is compensated for such service pursuant to a Service Agreement dated January 1, 2012 (which amended and replaced a Service Agreement dated July 24, 2008).  The Service Agreement provides that for services performed after May 4, 2012, the Company shall pay Mr. Braun such compensation and equity awards as are consistent with the Company’s then current Board Compensation Policy, provided that any cash retainers shall be paid through the Company’s regular, bi-weekly payroll process.  In addition, Mr. Braun shall be entitled to participate in the group health and insurance programs available generally to senior executives of the Company.

Stock Ownership Guidelines

In January 2014, the Company established stock ownership guidelines for the Company’s Directors and for certain employees, including the named executive officers (“NEOs”) listed in the Summary Compensation Table below.  Under these guidelines, each covered individual has five years to reach the minimum levels of Veeco common stock ownership identified by the Stock Ownership Guidelines.  The Company’s Directors are required to hold Veeco stock with a value equal to at least three times the Directors’ annual cash retainers (excluding retainers for committee or lead director service), measured as of December 31st of the most recently completed year.  Minimum ownership levels for Company employees are addressed in the Compensation Discussion and Analysis section below.

Certain Contractual Arrangements with Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions.  For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act).  A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company’s voting common stock (a “significant stockholder”); and (iv) any immediate family member of a significant stockholder.

When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to:

•                  the material terms and conditions of the transaction or transactions;

•                  the Related Party’s relationship to the Company;

•                  the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•                  the approximate dollar value of the transaction;

•                  the availability from other sources of comparable products or services; and

•                  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2014, the Company did not engage in any related party transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  The Board of Directors is currently comprised of seven members.  Following a director search conducted under the direction of the Governance Committee, Veeco nominates Susan Wang for election as a Class III Director.

The Class III Directors stand for election in 2015.  Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for election to the classes noted below:

Name	Nominated for Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Richard A. D’Amore	Class III	2018
Keith D. Jackson	Class III	2018
Susan Wang	Class III	2018

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Edward H. Braun	Class I	2016
Roger D. McDaniel	Class I	2016
John R. Peeler	Class I	2016
Gordon Hunter	Class II	2017
Peter J. Simone	Class II	2017

Earlier in 2015, Mr. Braun resigned as a Class III Director and was reappointed as a Class I Director.  The effect of this was to extend Mr. Braun’s term as Director for one additional year to allow the Company additional time to recruit and on-board an additional director and to provide a smooth transition during this process.  It is expected that Mr. Braun will retire from the Board in 2016.

The Company does not anticipate that the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote “FOR” approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 16, 2015, are as follows:

			Committee Membership
Name	Age	Director since	Audit	Compensation	Governance	Strategic Planning
Edward H. Braun	75	1990				Chair
Richard A. D’Amore	61	1990		X		X
Gordon Hunter	63	2010		X	Chair	X
Keith D. Jackson	59	2012	X		X
Roger D. McDaniel (1)	76	1998	X	Chair
John R. Peeler	60	2007				X
Peter J. Simone	67	2004	Chair		X	X
Susan Wang (2)	64	—

(1)                                 Mr. McDaniel also serves as Lead Director.

(2)                                 Ms. Wang has been nominated for election to the Board.

Edward H. Braun was Chairman and Chief Executive Officer of Veeco from January 1990 through July 2007, and Chairman from July 2007 through May 2012.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993.  In addition, within the past five years, Mr. Braun served as a director of Axcelis Technologies, Inc. and Cymer, Inc.

Mr. Braun has been associated with Veeco and Veeco’s predecessor for over 40 years and brings to the Board extensive knowledge about our business operations and our served markets.  Mr. Braun also brings to the Board significant executive leadership and operational experience.  Mr. Braun’s prior business experience and board service, along with his long tenure at Veeco, give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition, during the past five years, Mr. D’Amore served as a director of Phase Forward Incorporated.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards and numerous private company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for over 20 years and through that service has developed extensive knowledge of our business.

Gordon Hunter is Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company and provider of circuit protection products and solutions.  He also serves on the Council of Advisors of Shure Incorporated.  Mr. Hunter has been a director of Littelfuse since June 2002 and became Chairman, President and Chief Executive Officer of Littelfuse in January 2005.  Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Intel’s Optical Products Group.  At Intel, Mr. Hunter was responsible for Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining Intel in

February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr. Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions.  In addition to Littelfuse, Mr. Hunter also serves on the board of CTS Corporation.

Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and Chief Executive Officer of Littelfuse and in various leadership roles at a number of other companies.  He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem.  Mr. Hunter brings a broad understanding of the operational, financial and strategic issues facing public and private companies to the Board as a result of his service on other public and private boards.

Keith D. Jackson has been President, Chief Executive Officer and a director of ON Semiconductor Corporation since November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson has extensive international experience in product development, manufacturing, marketing and sales.  Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry.  In addition, Mr. Jackson brings to the Board his perspective as a director of other corporate boards.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and, during the past five years, served as a director of Entegris, Inc.

Mr. McDaniel has significant experience in the process equipment and materials industry, having served as chief executive officer at several companies operating in this field.  Mr. McDaniel has also served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. McDaniel’s in-depth knowledge of our business and his extensive management experience are important aspects of his service on the Board.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges and opportunities facing public companies.

Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including President and director.  Mr. Simone is also a director of Monotype Imaging, Inc. and Newport Corporation.  Additionally, during the past five years, he served as a director of Cymer, Inc. and Inphi Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

Susan Wang has been nominated for appointment to the Board.  She served as Executive Vice President and Chief Financial Officer of Solectron Corporation, a worldwide provider of electronics manufacturing services, until her retirement from Solectron in 2002.  She joined Solectron as Director, Finance, in 1984 and served as CFO beginning in 1989.  Prior to joining Solectron, Ms. Wang held financial and managerial positions at Xerox Corporation, Westvaco Corporation and Price Waterhouse & Co.  She has served on several public and private company boards, and currently serves on the board of Cirrus Logic, Inc., a supplier of high-precision analog and digital signal processing components, and on the boards of Nektar Therapeutics and Premier, Inc., two healthcare-related companies.  In addition, within the past five years, Ms. Wang served on the boards of Altera Corporation, a programmable semiconductor company, RAE Systems, Inc., a developer of sensory technology for hazardous materials, and Suntech Power Holdings Co., Ltd., a solar energy company.

Over the course of her career, Ms. Wang has played an integral role in several significant and complex governance matters, and has served on the audit committee, including serving as audit committee chair, on several of the boards she has joined.  She has extensive expertise in financial, operational and strategic matters, together with a wealth of senior management and public and private board experience.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” section below, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value.  Please read “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2015.  KPMG will replace Ernst & Young LLP (“EY”), who served as the independent registered public accounting firm of Veeco since 1990.

The table below sets forth the aggregate amount of fees billed for professional services rendered by EY to the Company and its subsidiaries for the calendar years 2014 and 2013.

	For the Year Ended December 31, (in thousands)
	2014	2013
Audit Fees (1)	$1,575	$1,990
Audit-related Fees	—	—
Tax Fees (2)	256	71
Total	$1,831	$2,061

(1)         The aggregate fees billed for professional services rendered by EY include charges for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.  Audit fees for 2013, as previously reported in the Company’s definitive proxy statement for the Company’s 2014 annual meeting of stockholders, included certain estimated amounts.  Audit fees for 2014, as reported above, likewise include certain estimated amounts not yet billed to the Company.

(2)         Reflects the aggregate fees billed for professional services rendered by EY for worldwide tax compliance, tax advice and tax planning.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman will report any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the EY fees for 2014 and 2013 shown above were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

As reported on Company’s Current Report on Form 8-K dated March 19, 2015, the Audit Committee approved the dismissal of EY as the Company’s independent registered public accounting firm, effective as of March 16, 2015.

The reports of EY on the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, and included explanatory paragraphs.

During the Company’s fiscal years ended December 31, 2013 and 2014, and through March 16, 2015, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in EY’s reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events (as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in Item 4 of the Company’s Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, all of which were remedied as of December 31, 2013.

On March 18, 2015, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ending December 31, 2015.  During the Company’s fiscal years ending December 31, 2013 and 2014, and through March 18, 2015, neither the Company, nor anyone acting on behalf of the Company, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a reportable event, as such terms are defined in Item 304(a)(1) of SEC Regulation S-K.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by EY as set forth above did not compromise, and is compatible with maintaining, EY’s independence.

Representatives of KPMG will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.  The Company does not expect that a representative of EY will be present at the Annual Meeting.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report on Form 10-K”) and the quarterly financial statements for 2014 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company’s accounting principles and any such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2014, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s 2014 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2014 Annual Report on Form 10-K).  These reports relate to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and managements’ preparations for the evaluations in 2015.

The Audit Committee discussed the overall scope and plans for their respective audits with the Company’s internal auditors and independent registered public accounting firm.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held eight meetings during 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2014 Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Keith D. Jackson

Roger D. McDaniel

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, their ages and positions as of March 16, 2015, are as follows:

Name	Age	Position
John R. Peeler	60	Chairman and Chief Executive Officer
Shubham Maheshwari	43	Executive Vice President and Chief Financial Officer
William J. Miller, Ph.D.	46	Executive Vice President, Process Equipment
John P. Kiernan	52	Senior Vice President, Finance, Chief Accounting Officer, Corporate Controller and Treasurer

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

Shubham (Sam) Maheshwari has been Executive Vice President and Chief Financial Officer of Veeco since May 2014.  From 2011 to 2014, Mr. Maheshwari served as Chief Financial Officer of OnCore Manufacturing LLC, a global manufacturer of electronic products in the medical, aerospace, defense and industrial markets.  From 2009 to 2011, he held various finance roles including Senior Vice President Finance, Treasury, Tax and Investor Relations at Spansion, Inc., a global leader in Flash memory based embedded system solutions.  Mr. Maheshwari helped lead Spansion’s emergence from bankruptcy to become a successful public company.  From 1998 to 2009, he was with KLA-Tencor Corporation, a global semiconductor capital equipment manufacturing company, in various senior level corporate development and finance roles, including Vice President of Corporate Development and Corporate Controller.

William J. Miller, Ph.D. has been Executive Vice President, Process Equipment since December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business beginning in January 2009.  From January 2006 to January 2009, Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business.  He held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002.  Prior to joining Veeco, he held a range of engineering and operations leadership positions at Advanced Energy Industries, Inc.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer, Corporate Controller and Treasurer since December 2011.  From July 2005 to November 2011, he was Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 to June 2005, Vice President and Corporate Controller from November 1998 to March 2001, and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its stockholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Highlights of our Compensation Programs

☒          Pay for Performance.  We have taken steps to ensure that Chief Executive Officer (“CEO”) and NEO compensation closely tracks performance.  We believe that the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level, and we have structured our compensation programs to reflect this belief.

☒          Performance-based Long Term Incentives. In 2014, we granted a significant portion of the long term incentive compensation to our CEO and NEOs in the form of performance-based restricted stock units and stock options.

☒          Eliminated CEO Tax Gross-Up.  In 2014, we eliminated the tax gross-up benefits previously provided to our CEO for reimbursement of housing and transportation expenses.

☒          Double-Trigger Severance Arrangements.  Our Senior Executive Change in Control Policy requires a qualifying termination of employment in addition to a change of control of the Company before change of control benefits, including accelerated vesting for equity awards granted after January 1, 2014, are triggered.

☒          Clawback Policy.  In 2014, we adopted our Clawback Policy under which, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board of Directors, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements.

☒          Stock Ownership Guidelines.  In 2014, we adopted stock ownership guidelines which, subject to a phase-in period, require our executive officers to hold an amount of Veeco stock in a specified ratio to their base salaries.

☒          Annual Say-on-Pay Vote.  We conduct an annual Say-on-Pay advisory vote.

☒          Hedging and Pledging Restrictions. Our insider trading policy prohibits all employees and directors from hedging or pledging their Veeco shares.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased stockholder value without subjecting stockholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.                           Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.                           Stockholder-aligned:  Cash bonus and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the stockholders.

c.                            Fair and Competitive:  Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Each of these programs is used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Additional information regarding each element of our compensation program is described below.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This charter authorizes the Committee to interpret the Company’s compensation and equity plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the CEO and the Senior Vice President, Human Resources, and relies upon information provided by independent compensation consultants.

When making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2014, included:  meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.

In 2014, Veeco updated its Peer Group to reflect companies that more closely resemble Veeco based on industry and market for talent.  In doing so, three companies, Coherent Inc., Cohu, Inc. and Tessera Technologies, Inc., were removed from the Peer Group and four companies, Advanced Energy Industries, Inc., Entegris, Inc., Intevac, Inc. and Rudolph Technologies, Inc. were added. For 2014, the Peer Group consisted of the following fifteen companies:

Advanced Energy Industries, Inc.	KLA-Tencor Corporation
Applied Materials Inc.	Kulicke and Soffa Industries, Inc.
Axcelis Technologies Inc.	Lam Research Corporation
Brooks Automation Inc.	MKS Instruments, Inc.
Entegris, Inc.	Newport Corporation
GT Advanced Technologies Inc.	Rudolph Technologies, Inc.
Intevac, Inc.	Teradyne, Inc.
Ultratech Inc.

Our Peer Group is comprised of companies that are smaller than, similar to and larger than Veeco.  Compensation Strategies uses statistical regression techniques to adjust market data to construct market pay levels that are reflective of Veeco’s size based on revenues.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford survey (hereinafter collectively, the “market data”) as only one of several factors used in setting compensation.  The Company uses the market data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.  For 2014, total compensation of Veeco’s NEOs and other executives is generally within the 50th to 75th percentile of the market, although individuals may be compensated above or below this level for various reasons, including but not limited to competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.  The Committee discusses the elements of the CEO’s compensation with him but makes the final decisions regarding his compensation without him present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analyses, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee meetings. The Committee meets privately in executive sessions to consider certain matters including, but not limited to, the compensation of the CEO.

Elements of Our Compensation Program

The Company seeks to achieve its compensation objectives through four key elements of compensation:

•                Base Salary,

•                Cash Bonus,

•                Equity-based Compensation and

•                Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract and retain executives.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.

Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.  However, the Company has not increased the base salaries for most of its executive officers, including the NEOs, since 2011.  In 2012, Dr. Miller received an increase in connection with his promotion to Executive Vice President, Process Equipment.  In 2014, following a review of the market data and managements’ recommendations in connection with the Company’s cost reduction initiatives, the Committee decided not to increase the base salaries for all of the NEOs, other than Mr. Kiernan.

Cash Bonus Plans

The Company provides the opportunity for cash bonuses under its annual Bonus Plan and, in the case of sales executives, its Sales Commission Plan, to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of stockholder value.  The cost of bonus awards is factored into financial performance results before bonus results are determined, ensuring that the cost of our bonus plans is included in our financial results.  To help achieve our goal of retaining key talent, executives must generally be employees at the end of the applicable performance period to be eligible to receive a bonus for that period.

Target bonus awards under the 2014 Bonus Plan (the “2014 Plan”) for each NEO are expressed as a percentage of base salary.  For 2014, the target bonus for the CEO was 100% and the target bonuses for Messrs. Maheshwari and Kiernan and for Dr. Miller were 70%, 50% and 70%, respectively.  Target bonuses for Mr. David D. Glass, former Executive Vice President and Chief Financial Officer, and Mr. Peter Collingwood, former Senior Vice President, Worldwide Sales and Service, were 70% and 30%, respectively.

In February 2014, the Committee adopted the 2014 Plan which was based on the Company’s primary measure of financial performance: adjusted EBITA.  We define adjusted EBITA as earnings before interest, taxes and amortization, adjusted to exclude share-based compensation expense, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, acquisition-related items such as one-time transaction costs, and the stepped-up cost of sales associated with the purchase accounting of acquired inventory.

If adjusted EBITA exceeds a pre-determined threshold, targets are adjusted, ranging from 10% (for threshold performance) to 100% (for target performance) to 200% (for maximum or greater performance).  No awards are earned under the Plan if adjusted EBITA results are less than the threshold performance level.

If adjusted EBITA results exceed the threshold performance level, the adjusted targets are compared to four secondary performance measures (and predetermined performance targets, thresholds and maximums for each measure): (1) Gross Margin, (2) Bookings, (3) Shipments of the Company’s ALD Business Unit Products and (4) Individual Performance.  In the case of adjusted EBITA, Gross Margin and Bookings, the 2014 measures exclude the Company’s ALD Business Unit.

Awards under the secondary performance measures range from 50% of target (for threshold performance) to 100% (for target performance) to 150% (for maximum or greater performance).  No award for a secondary measure is earned for results less than threshold performance.  In the case of individual performance, awards may be decreased but not increased based on individual performance results.  Actual bonus awards under the 2014 Plan were based on these secondary measures, calculated independently and added together.

In accordance with the 2014 Plan, in the first quarter of fiscal 2015, the Committee compared actual performance results to pre-established targets for each element of the plan and bonus payments were calculated as follows:  Each NEO’s target was first modified by the performance of the adjusted EBITA (the primary measure) resulting in an adjusted target.  The adjusted target was divided into four secondary measures, with weights as illustrated in the table below, and a bonus award for each measure was calculated based on the comparison of actual results to the predetermined targets.  The final award was the sum of the four secondary measures, each as adjusted for performance results. The following tables illustrate performance versus plan and the resulting bonus award and weight for each financial measure:

Primary Measure:  Adjusted EBITA

Target	Plan Performance	Target Adjustment
$5.0M	164.8%	116.2%

Secondary Measures:	Weight	Target	Plan Performance	Award %
Bookings	25%	$331.4M	151.6%	150%
Gross Margin	25%	33.9%	105.6%	130.6%
ALD Shipments	20%	$87.6M	3.7%	0%

Individual performance has a weight of 30%

Awards for a participant’s individual performance were based on results compared to goals set by the CEO at the beginning of the year in connection with the Company’s performance management process.  The CEO’s individual performance goals were set by the Board at the beginning of the year.  Mr. Peeler’s individual performance goals and bonus award are discussed in more detail in the section entitled “Compensation of the Chief Executive Officer” below.  The individual performance goals for the other NEOs included business unit or functional group objectives, as well as individual objectives related to special initiatives and organization development.

Mr. Peeler evaluated the individual performance of the other NEOs and executives by reviewing the goals set at the beginning of the year and determining the level of achievement of each goal.  The goals were not weighted and the award was considered on the totality of all of the individual performance results for each executive.  Individual performance results could range from zero to 100%.  After evaluation, Mr. Peeler made individual performance recommendations to the Committee, for each of the other NEOs, equal to 100%.

As a result of financial performance for adjusted EBITA, Gross Margin, Bookings, ALD Shipments and individual performance, Messrs. Maheshwari, Kiernan and Dr. Miller earned 2014 Plan awards of $214,283, $170,969, and $338,111, respectively.  The award for Mr. Maheshwari was pro-rated to reflect his partial year of service.  Messrs. Glass and Collingwood did not earn an award under the 2014 Plan as they were not active employees on the last day of the plan year.

On February 5, 2015, the Committee approved the 2015 Bonus Plan (the “2015 Plan”).  Under the 2015 Plan, 75% of the potential bonus will be based on the financial performance of the Company, as measured by adjusted EBITDA.  We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude share-based compensation expense, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, acquisition-related items such as one-time transaction costs and the stepped-up cost of sales associated with the purchase accounting of acquired inventory. If adjusted EBITDA, after accounting for the cost of bonus payments, exceeds a predetermined threshold, targets are adjusted, ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum or greater performance).  No awards for financial performance will be earned if adjusted EBITDA results are less than the threshold performance level.  If adjusted EBITDA results are greater than the threshold performance level, the adjusted targets are compared to two secondary performance measures: (1) Bookings and (2) Gross Margin.  Actual bonus awards will be based on these measures, as compared to predetermined targets, calculated independently and added together.  Awards under the secondary performance measures will range from 50% of target to 100% (for target performance) to 150% (for maximum performance).

Under the 2015 Plan, 25% of the potential bonus will be based on individual performance, subject to first meeting a Company profitability goal.  If the Company profitability goal is achieved, then the individual performance element of the bonus will be funded and actual awards for individual performance will be paid from a fixed pool and may range from zero to 150% of the target for individual performance.

Total bonus awards will be capped at 200% of target bonus.

Target bonus awards under the 2015 Plan for each NEO are expressed as a percentage of base salary.  For 2015, the annual target bonus for the CEO is 100%, and the annual target bonuses for Messrs. Maheshwari and Kiernan and for Dr. Miller are 70%, 50% and 70%, respectively.

Equity-Based Compensation

The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests.  The Company grants equity-based awards such as stock options, restricted stock or restricted stock units (restricted stock and restricted stock units hereinafter collectively, “restricted stock”) and performance-based restricted stock units (“PRSUs”) to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and stockholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position.  Equity-based awards vest over time and in certain cases as a function of performance, and are subject to the recipient’s continued employment, therefore also acting as a significant retention incentive.

The Committee believes that higher-level executives should receive a greater portion of their long term incentive in the form of performance-based restricted stock and stock options.  Performance-based restricted stock is an effective means for creating stock ownership among the Company’s executives and incentivizing key performance objectives; stock options have intrinsic value to the holder only if the Company’s stock price increases.

The Company considered several factors in the design of the 2014 equity award process.  Long term incentive compensation guidelines, denominated as a dollar value and based on the market data (as discussed above), were developed for each of the NEOs and the other executives.  The Company determined the value of its stock options based on the Black-Scholes option valuation methodology.  Performance-based restricted stock and restricted stock awards were valued at fair market value.  The guideline value for each NEO was then split between stock options, performance-based restricted stock and time-based restricted stock with a designated ratio of 30%, 50% and 20%, respectively.  As a result, 80% of the 2014 equity award (PRSUs and stock options) is performance-based.

The actual number of stock options or restricted stock awards granted to each individual was based on several factors including, but not limited to:  a fixed budget for awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance and noteworthy achievements.  The CEO applied these factors in a review of each of his direct reports, and made equity award recommendations to the Committee.  The CEO discussed the rationale for his recommendations with the Committee.  The Committee then approved a schedule setting forth all awards to all employees, on an individual-by-individual basis.

On June 12, 2014, the Committee granted equity awards to the NEOs as follows:

		Stock Options		Performance Restricted Stock		Restricted Stock
Name	Date of Grant	Amount	Exercise Price	Amount	Fair Market Value Per Share	Amount	Fair Market Value Per Share
J. Peeler	06/12/2014	26,180	$32.67	17,670	$32.67	7,070	$32.67
W. Miller	06/12/2014	12,410	$32.67	8,370	$32.67	3,350	$32.67
J. Kiernan	06/12/2014	4,620	$32.67	3,120	$32.67	1,240	$32.67
P. Collingwood	06/12/2014	7,670	$32.67	5,170	$32.67	2,070	$32.67

The Committee considered the following factors in determining the equity awards for each NEO.  Awards to Mr. Peeler are discussed under “Compensation of the Chief Executive Officer” below.  Dr. Miller’s equity awards were determined after taking into account his continued strong contributions to the Company and the total value of his compensation when compared to market data.  Mr. Collingwood’s equity awards reflect his significant contributions to the Company’s global sales and services organization over the previous year and the total value of his compensation when compared to market data.  Mr. Kiernan’s equity awards were determined after taking into account his contributions to the Company and the total value of his compensation package when compared to market data.  Mr. Maheshwari received equity awards on June 2, 2014, which were granted as part of his offer to join the Company, further discussed under “Compensation of the Chief Financial Officer” below.

Stock options granted in 2014 reflect an exercise price equal to the closing price of Veeco common stock on the trading day prior to the grant date, and become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  Stock options granted in 2014 have a term of seven years, with the exception of the stock options granted to Mr. Maheshwari in connection with the commencement of his employment with the Company, which have a ten year term.

Over 70% of the total restricted stock awards granted to the NEOs on June 12, 2014 are subject to the achievement of designated performance criteria.  If the performance criteria are not met, the entire PRSU award will be forfeited.  One-half of the PRSUs may be earned based on the Company’s cumulative revenue (the “Revenue Units”) and one-half of the PRSUs may be earned based on the Company’s cumulative adjusted EBITDA (the “EBITDA Units”).

The Revenue Units and EBITDA Units will be earned if the Company meets cumulative revenue and EBITDA targets established at the beginning of the performance period (as illustrated in the chart below).

PERFORMANCE CHART

If Target is Achieved:	Percentage of Revenue Units Earned	Percentage of EBITDA Units Earned
On or before Q2 2016	150%	150%
During Q3 2016	138%	138%
During Q4 2016	125%	125%
During Q1 2017	113%	113%
During Q2 2017	100%	100%
During Q3 2017	88%	92%
During Q4 2017	75%	83%
During Q1 2018	63%	75%
During Q2 2018	50%	67%
During Q3 2018	38%	58%
During Q4 2018	25%	50%
After Q4 2018	0%	0%

Once earned, one half of a PRSU will become vested; the remaining half will become vested on the next anniversary.  For example, if the cumulative adjusted EBITDA target is achieved during the first quarter of 2017, 113% of the EBITDA Units will be earned and 50% of the EBITDA Units will become vested; the remaining 50% of the EBITDA Units will become vested on the first anniversary of the date on which the award was determined to have been earned.

Time-based restricted stock awards granted on June 12, 2014 vest over a four year period with one third of the award vesting each year beginning on the second anniversary of the grant.

Say-on-Pay

Our Board of Directors, the Committee and our management value the opinions of our stockholders. We have determined that our stockholders should vote on a say-on-pay proposal each year.  At the 2013 and 2014 annual meetings of stockholders, approximately 87% and 68%, respectively, of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation.

Investor Outreach

In 2014, we enhanced our efforts to solicit feedback from stockholders to better understand their concerns regarding executive compensation. In meetings with approximately 13 of our largest stockholders, members of the Company’s management talked with investors who collectively held more than 32.7% of Veeco’s outstanding stock. We also met with proxy advisory firms to determine whether the views of the proxy advisors regarding Veeco’s pay practices were similar to the views of Veeco stockholders.

In response to investor and proxy advisor services opinions expressed at these meetings, we reinstituted the use of performance-based restricted stock unit awards for our NEOs so that a significant portion (71%) of restricted stock units awarded in the annual grant process will be performance-based rather than time-based. We also amended Mr. Peeler’s employment agreement to eliminate the tax gross-up on the reimbursement he is entitled to receive for housing and transportation expenses.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to 6% of such employee’s eligible compensation.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company also provides a car allowance for each of the NEOs.  Such amounts are also included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Company adopted, in early 2009, the Senior Executive Change in Control Policy intended to provide specified executives, including Messrs. Maheshwari and Kiernan and Dr. Miller, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a change in control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2014 is consistent with the compensation objectives expressed herein and his employment agreement.  The principal elements of Mr. Peeler’s 2014 compensation package include: (i) a base salary of $700,000 (which has been maintained at that level since 2011); (ii) eligibility for an annual Bonus Plan award equal, at target, to 100% of his base salary; and (iii) a car allowance of $1,500 per month.  Mr. Peeler accrues five weeks of vacation time per year.

In addition, the Company reimburses Mr. Peeler’s reasonable housing and related transportation expenses.  On June 12, 2014, the Company amended its employment agreement with Mr. Peeler to extend, through June 12, 2017, the Company’s obligation to reimburse the reasonable housing expenses of Mr. Peeler in the Plainview, New York area and his transportation expenses to/from the Plainview area from/to his home in Maryland, provided that such amounts shall not exceed $75,000 per year. The amended agreement provided that such amounts shall not include tax gross-ups for these amounts.  For 2014, the actual expenses associated with Mr. Peeler’s housing and transportation allowance were approximately $47,965.

For 2014, Mr. Peeler earned a bonus award of $814,722, representing 116.4% of his target.  As discussed above, this amount was based on Veeco consolidated adjusted EBITA, Bookings, Gross Margin and shipments of the Company’s ALD Business Unit products, each as compared to pre-determined targets and a review of his performance against individual objectives.  His individual performance objectives included: (1) restoring the Company to revenue and profit growth focusing on key areas including services, MOCVD market share, and acquisitions, (2) improving performance through operational excellence focusing on manufacturing and supply chain efficiency, consolidating and managing lower growth businesses for profitability and improving business processes, (3) strengthening the Company’s leadership team by developing talent and filling gaps, and (4) improving the Company’s ability to manage through cyclical market conditions.  The Committee evaluated Mr. Peeler’s performance in executive session and together with the full Board of Directors awarded Mr. Peeler 100% of the value for individual performance.  Mr. Peeler’s bonus award will be paid in the first quarter of 2015.

Mr. Peeler’s 2014 equity compensation was comprised of a combination of stock options and restricted stock.  In conjunction with an analysis of Mr. Peeler’s total compensation package, and taking into consideration market data, his strong performance during 2014 and the importance of retaining him, the Committee formulated an equity compensation package, and on June 12, 2014, Mr. Peeler received a stock option award to purchase 26,180 shares of Veeco common stock, a performance-based restricted stock unit award of 17,670 units and a time-based restricted stock award of 7,070 shares of Veeco common stock, the combined value of which was consistent with the equity compensation practices described above.  Mr. Peeler’s stock option, performance-based restricted stock and time-based restricted stock awards carry the same terms as awards granted to the other NEOs, as described above.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual incentive bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Compensation of the Chief Financial Officer

Mr. Glass served as Executive Vice President and Chief Financial Officer from January 2010 until his retirement in 2014.  In connection with his appointment, the Company entered into an agreement with Mr. Glass.  Mr. Glass had been paid an annual base salary of $385,000 since 2011.  He was eligible to participate in the Company’s Management Bonus Plan, with a target bonus of 70% of base salary, and received a car allowance of $8,400 per year.  Mr. Glass was eligible for certain severance benefits in the event his employment was terminated by the Company without cause or by him for good reason, including 18 months of salary continuation and extended stock option exercise rights for up to 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass was named as a participant in the Company’s Senior Executive Change in Control policy.

On December 9, 2013, Mr. Glass elected to retire from Veeco.  To facilitate a smooth transition, Mr. Glass agreed to continue to serve as CFO, for up to six months until a successor was named.  In exchange for agreeing to stay for up to six months, Mr. Glass was credited with service for equity vesting purposes through June 9, 2014, and he received the separation benefits described in the letter agreement between him and Veeco dated December 17, 2009.  Mr. Glass served as CFO until Mr. Maheshwari joined the Company in May 2014.

Mr. Maheshwari entered into a letter agreement with the Company dated April 8, 2014 to join the Company as Executive Vice President and Chief Financial Officer.  Mr. Maheshwari is to be paid an annual base salary of $400,000 and is eligible to participate in the Company’s Bonus Plan, with a target bonus of 70% of base salary.  As part of his offer, Mr. Maheshwari was granted a restricted stock award in the amount of 27,000 shares of the Company’s common stock, which will vest over four years with one third of the total award vesting on each anniversary of the grant date, beginning with the second anniversary.  Additionally, Mr. Maheshwari received a stock option award to purchase 54,000 shares of the Company’s common stock.  The stock options have a ten year term, and one third of these options will become exercisable on each of the first three anniversaries of the grant date.  The grant date for Mr. Maheshwari’s equity awards was the first business day of the month following his hire date.  Mr. Maheshwari receives a car allowance of $8,400 per year.  He is eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including severance in an amount equal to 18 months of base salary in the event his employment is terminated during the initial two years of employment, or 12 months of base salary in the event his employment is terminated following the second anniversary of employment.  Mr. Maheshwari has been named as a participant in the Company’s Senior Executive Change in Control Policy.

Compensation Recoupment Policy

In January 2014, the Company adopted a Compensation Recoupment Policy (the “Clawback Policy”) for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board of Directors, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines

In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs, and the Company’s Directors.  Under these guidelines, each covered individual has five years to reach the minimum levels of Veeco common stock ownership identified by the Stock Ownership Guidelines.  Minimum ownership levels, measured as of December 31st of the most recently completed year, are as follows:

•                  Directors are required to hold Veeco stock with a value equal to at least three times the directors’ annual cash retainers (excluding retainers for committee or lead director service);

•                  Veeco’s CEO is required to hold Veeco stock with a value equal to at least four times his base salary;

•                  Executive Vice Presidents are required to hold Veeco stock with a value equal to at least two times their base salaries; and

•                  Other covered executive officers are required to hold Veeco stock with a value equal to at least their base salaries.

Anti-Hedging/Anti-Pledging Policy

The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock.

Financial and Tax Considerations

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Internal Revenue Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of stockholders.  We believe that Veeco’s 2014 compensation program met these objectives and that the Company’s 2015 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2014.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2015 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Gordon Hunter

Roger D. McDaniel (Chairman)

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2014 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, (c) each of the next most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (of which there were two as of December 31, 2014, and (d) two additional officers of Veeco who were executive officers during 2014 but who were not serving as executive officers at the end of 2014 (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John R. Peeler Chairman and CEO	2014 2013 2012	700,000 700,000 700,000	— — —	808,256 1,273,951 990,000	299,499 746,885 1,263,659	814,722 — 355,135	76,211 139,697 120,881	2,698,688 2,860,533 3,429,676
Shubham Maheshwari EVP and CFO (6)	2014 2013 2012	252,308 — —	— — —	899,640 — —	629,100 — —	214,283 — —	88,581 — —	2,083,912 — —
William J. Miller, Ph.D. EVP, Process Equipment	2014 2013 2012	415,001 415,001 414,425	— — —	382,892 1,063,403 336,600	141,970 198,080 552,851	338,111 — 147,382	16,733 16,410 16,140	1,294,707 1,692,895 1,467,398
John P. Kiernan, SVP, Finance, CAO, Corp. Controller and Treasurer	2014 2013 2012	291,860 286,624 286,624	— 60,000 —	142,441 708,428 189,750	52,853 99,040 292,221	170,969 — 72,707	16,964 16,602 16,452	675,087 1,170,694 857,755
David D. Glass Former EVP and CFO (7)	2014 2013 2012	163,892 385,000 385,000	— — —	— — 313,500	— — 473,872	— — 136,727	260,326 16,602 16,452	424,218 401,603 1,325,552
Peter Collingwood Former SVP, Worldwide Sales and Service (8)	2014 2013 2012	271,317 308,061 423,435	— — —	236,531 752,609 214,500	87,745 108,944 315,915	116,564 98,952 128,433	46,363 59,575 294,374	758,520 1,328,141 1,376,658

(1)         Reflects a recognition award paid to Mr. Kiernan in 2013 in recognition of his assistance in connection with an accounting review which commenced in 2012 and was completed in the fourth quarter of 2013 (the “Accounting Review”).  All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation,” in accordance with SEC rules.

(2)         Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Restricted Stock Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares
5/25/2012*	$33.00	J. Peeler	30,000
		D. Glass	9,500
		W. Miller	10,200
		P. Collingwood	6,500
		J. Kiernan	5,750
12/13/2013	$30.47	J. Peeler	41,810
		W. Miller	34,900
		P. Collingwood	24,700
		J. Kiernan	23,250
6/2/2014	$33.32	S. Maheshwari	27,000
6/12/2014**	$32.67	J. Peeler	24,740
		W. Miller	11,720
		J. Kiernan	4,360
		P. Collingwood	7,240

*The restricted stock awards granted to the NEOs on May 25, 2012 were subject to the achievement of designated performance criteria which was determined to have not been met in 2013, causing the awards to be forfeited before they could vest.

**Certain of the restricted stock awards granted on June 12, 2014 to Messrs. Peeler, Kiernan and Collingwood and Dr. Miller are subject to the achievement of designated performance criteria.  Such performance based shares are in the following amounts:  for Mr. Peeler, 17,670 shares; for Mr. Kiernan, 3,120 shares; for Mr. Collingwood, 5,170 shares; and for Dr. Miller, 8,370 shares.

(3)         In accordance with SEC rules, the amounts shown reflect the grant date fair value of the option awards.  Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the 2014 Annual Report on Form 10-K (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Stock Option Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares
5/25/2012	$15.80	J. Peeler	80,000
		D. Glass	30,000
		W. Miller	35,000
		P. Collingwood	20,000
		J. Kiernan	18,500
12/13/2013	$12.38	J. Peeler	60,330
		W. Miller	16,000
		P. Collingwood	8,800
		J. Kiernan	8,000
6/2/2014	$11.65	S. Maheshwari	54,000
6/12/2014	$11.44	J. Peeler	26,180
		W. Miller	12,410
		J. Kiernan	4,620
		P. Collingwood	7,670

(4)         Reflects profit-sharing and cash bonuses paid under the Company’s Management Bonus Plan and commissions. Profit sharing, bonuses and commissions listed for a particular year represent amounts earned with respect to such year even though all or part of such amount may have been paid during the following year.  These amounts are comprised of the following:

Name	Year	Profit Sharing Plan ($)	Bonus Plan ($)	Special Profit Sharing Plan ($)	Commissions ($)		Total Non- Equity Incentive Plan Compensation ($)
J. Peeler	2014 2013 2012*	— — 154,652	814,722 — 200,483	— — —			814,722 — 355,135
S. Maheshwari	2014 2013 2012	— — —	214,283 — —	— — —			214,283 — —
W. Miller	2014 2013 2012*	— — 64,181	338,111 — 83,201	— — —			338,111 — 147,382
J. Kiernan	2014 2013 2012*	— — 31,662	170,969 — 41,045	— — —			170,969 — 72,707
D. Glass	2014 2013 2012*	— — 59,541	— — 77,186	— — —			— — 136,727
P. Collingwood	2014 2013 2012*	— — 20,347	— — 27,549	— — —	116,564 98,952 80,537	** **	116,564 98,952 128,433

* Following the conclusion of the Accounting Review and the completion of the Company’s 2012 financial statements, it was determined that the 2012 MPSP awards paid for Q3 2012 were overstated relative to adjusted financial results.  Excess Q3 2012 MPSP payments were subsequently deducted from awards otherwise payable under the 2012 Management Bonus Plan.  The amounts shown above reflect awards actually paid.

** A portion of the commissions reported for Mr. Collingwood in 2013 — specifically $47,240 of the $98,952 total commission amount — reflected commissions that may be earned by Mr. Collingwood in 2014 upon the recognition of revenue associated with orders booked in 2013.  In 2014, Mr. Collingwood earned total commissions in the amount of $116,564, which included $48,294 in commissions based on orders booked in prior years (2013 and earlier).

(5)         All Other Compensation for 2014 consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, relocation\housing allowance, and in the case of Mr. Collingwood, an employer UK pension contribution.

Name	Car Allowance \ Lease ($)	401(k) Matching Contribution ($)		Premium for Group Term Life Insurance ($)	Relocation \ Housing Allowance ($)	Veeco- Funded Tax Payments ($)	Separation Payments ($)	Total Other Compensation ($)
J. Peeler	18,000	7,800		2,346	47,965			76,211	*
S. Maheshwari	5,299	4,000		235	79,047			88,581
W. Miller	8,400	7,800		533				16,733
J. Kiernan	8,400	7,800		664				16,964	*
D. Glass	3,102	4,917		576			251,731	260,326
P. Collingwood	17,175	29,188	**					46,363

*Amount includes a $100 Wellness Incentive payment made under the Company’s health benefit plans.

**Amount reflects an employer UK pension contribution made on Mr. Collingwood’s behalf in 2014.

(6)         Mr. Maheshwari joined Veeco and was named Executive Vice President and Chief Financial Officer effective May 6, 2014.

(7)  Mr. Glass retired from Veeco effective May 5, 2014.

(8)  Commencing in December of 2012, Mr. Collingwood was based in the United Kingdom and his compensation was tendered in Great Britain Pounds (GBP).  For purposes of these tables, Mr. Collingwood’s compensation has been converted to United States Dollars (USD), at a rate of 1 GBP = 1.6465 USD (for 2014 compensation), 1 GBP = 1.5640 USD (for 2013 compensation), and 1 GBP = 1.6139 USD (for compensation earned in December of 2012), which were the average exchange rates for the applicable periods.  Mr. Collingwood’s salary for 2012 included a special allowance of $20,000 per month for a six month period in connection with his temporary assignment to Veeco’s Shanghai office in 2012.  Mr. Collingwood resigned from Veeco effective September 19, 2014.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2014 of stock options, shares of restricted stock and restricted stock units made under the Company’s 2010 Stock Incentive Plan (as amended, the “2010 Plan”).  The option, restricted stock and restricted stock unit awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  Stock options granted to the NEOs in 2014 have a seven year life, with the exception of the stock options granted to Mr. Maheshwari in connection with the commencement of his employment with the Company (which have a ten year life).  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  One third of the shares of restricted stock vest on each of the second, third and fourth anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Market Price on Date of Grant	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh) (2)	($/Sh) (3)	Option Awards ($)
J. Peeler	6/12/2014 6/12/2014				24,740	26,180	32.67		808,256 299,499
S. Maheshwari	6/2/2014 6/2/2014				27,000	54,000	33.32		899,640 629,100
W. Miller	6/12/2014 6/12/2014				11,720	12,410	32.67		382,892 141,970
J. Kiernan	6/12/2014 6/12/2014				4,360	4,620	32.67		142,441 52,853
P. Collingwood	6/12/2014 6/12/2014				7,240	7,670	32.67		236,531 87,745

(1)         The Company made bonus awards under its 2014 Plan for performance in 2014.  These bonuses, which were earned during 2014 and paid in the first quarter of 2015, are reflected in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards in 2014.

(2)         The exercise price reflects the closing price of Veeco common stock on the trading day immediately preceding the grant date, as provided under the terms of the 2010 Plan.

(3)         Reflects the closing market price of Veeco common stock on the date of grant for dates, if any, on which the option exercise price was less than the closing price on the date of grant.  Under the 2010 Plan, option exercise prices are based on the closing price on the trading day immediately preceding the date of grant.  The date-prior closing price was originally chosen when the 2010 Plan was adopted to facilitate administration of the plan, approval and issuance of awards and reporting of awards under applicable SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2014, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2014, which was $34.88 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Peeler	44,418 100,000 150,000 84,400 31,700 53,333 20,110	26,667 40,220 26,180	17.48 8.82 12.36 34.13 51.70 33.00 30.47 32.67	6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021 5/24/2022 12/12/2023 6/11/2021	5,534 41,810 24,740	193,026 1,458,333 862,931
S. Maheshwari		54,000	33.32	6/1/2024	27,000	941,760
W. Miller	41,000 12,900 23,333 5,333	11,667 10,667 12,410	34.13 51.70 33.00 30.47 32.67	6/10/2020 6/8/2021 5/24/2022 12/12/2023 6/11/2021	2,267 2,501 34,900 11,720	79,073 87,235 1,217,312 408,794
J. Kiernan	11,734 7,000 12,333 2,666	6,167 5,334 4,620	34.13 51.70 33.00 30.47 32.67	6/10/2020 6/8/2021 5/24/2022 12/12/2023 6/11/2021	1,167 23,250 4,360	40,705 810,960 152,077
D. Glass	12,900 10,000		51.70 33.00	5/6/2015 5/6/2015

(1)         The option awards which were not vested as of December 31, 2014 are scheduled to vest one third per year on each of the first, second and third anniversaries of the grant date.  The restricted stock awards which were not vested as of December 31, 2014 are scheduled to vest as follows:

(a)  The June 2011 restricted stock awards to all NEOs were granted in the form of performance restricted stock awards.  In July 2012, the designated performance criteria for these awards was determined to have been met and the time-based vesting associated with these awards has commenced.

(b)  The May 2012 restricted stock awards to all NEOs were granted in the form of performance restricted stock awards.  In November 2013 the designated performance criteria for these awards was determined to have not been met, causing the awards to be forfeited before they could vest.

(c)  The December 2013 restricted stock awards to all NEOs are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date.

(d)  The June 2014 restricted stock award to Mr. Maheshwari is scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date.  Of the June 2014 restricted stock awards to Messrs. Peeler and Kiernan and Dr. Miller, certain of these shares are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 7,070 shares; for Mr. Kiernan, 1,240 shares; for Dr. Miller, 3,350 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria.

In all cases, except as otherwise specified, vesting of stock options and restricted stock is subject to the recipient’s continued employment.  The grant dates for the awards shown above which were not vested as of December 31, 2014 are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
J. Peeler	26,667 40,220 26,180	33.00 30.47 32.67	5/25/2012 12/13/2013 6/12/2014	5,534 41,810 24,740	6/9/2011 12/13/2013 6/12/2014
S. Maheshwari	54,000	33.32	6/2/2014	27,000	6/2/2014
W. Miller	11,667 10,667 12,410	33.00 30.47 32.67	5/25/2012 12/13/2013 6/12/2014	2,267 2,501 34,900 11,720	6/9/2011 12/1/2011 12/13/2013 6/12/2014
J. Kiernan	6,167 5,334 4,620	33.00 30.47 32.67	5/25/2012 12/13/2013 6/12/2014	1,167 23,250 4,360	6/9/2011 12/13/2013 6/12/2014

Options Exercises and Stock Vested During 2014

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	97,250	2,051,848	5,533	181,261
S. Maheshwari	—	—	—	—
W. Miller	51,836	1,130,497	7,101	244,861
J. Kiernan	9,168	265,123	1,934	63,557
D. Glass	58,334	260,446	10,601	376,934
P. Collingwood	39,133	43,633	2,334	76,765

(1)         Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	3,020
S. Maheshwari	—
W. Miller	3,664
J. Kiernan	716
D. Glass	4,053
P. Collingwood	502

Equity Compensation Plan Information

The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,696,977	$31.32	2,026,692
Equity compensation plans not approved by security holders (2)	207,200	$37.70	—
Total	2,904,177		2,026,692

(1)         The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

(2)         In connection with our acquisition of Synos Technology, Inc. on October 1, 2013, equity awards were granted to Synos’ employees, pursuant to our 2013 Inducement Stock Incentive Plan, in order to create a retention incentive for those employees. There are no awards available for future grant under the Inducement Plan.

The Company maintains the 2010 Plan to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s security holders.  No awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of the plans follows.

Plans Approved by Security Holders

The 2010 Plan was approved by the Board of Directors and by the Company’s security holders in May 2010.  The 2010 Plan provides for the issuance of up to 6,750,000 shares of common stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”).  As of December 31, 2014, 1,870,683 option shares and 430,453 restricted stock units were outstanding under the 2010 Plan.  The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2010 Plan may establish in its discretion.

The Veeco 2000 Stock Incentive Plan (as amended, the “2000 Plan”), provided for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provided for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  The 2000 Plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.  As of December 31, 2014, 395,841 option shares were outstanding under the 2000 Plan.

Plans Not Approved by Security Holders

In connection with the Company’s acquisition of Synos Technology, Inc. on October 1, 2013, the Board of Directors granted equity awards to 52 former Synos employees. The equity awards were granted under the Company’s 2013 Inducement Stock Incentive Plan, which the Board of Directors adopted to facilitate the granting of equity awards as an inducement to these employees to commence employment with Veeco.  Awards granted to Synos employees as a part of this plan were comprised of (i) 124,500 stock options that will vest, subject to the recipients’ continued service, over a three year period with one-third of each award vesting on each of the first three anniversaries of the award (the stock option awards have a ten-year term); (ii) 62,500 restricted stock units that will vest, subject to the recipients’ continued service, over a four year period with one third of each award vesting on each anniversary of the award, beginning with the second anniversary; and (iii) 24,500 restricted stock units that will vest, subject to the recipients’ continued service, on the second anniversary of the award.  There are no awards available for future grant under the 2013 Inducement Stock Incentive Plan.

Potential Payments Upon Termination or Change in Control

The Company has entered into an employment or letter agreement with each of the NEOs.  These agreements provide for the payment of severance and certain other benefits to the executive in the event: (i) the executive’s employment is terminated by Veeco without “cause”; (ii) the executive resigns for “good reason”; or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Cause” is defined in the employment and letter agreements as specified serious misconduct, and “good reason” is defined as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Mr. Peeler, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Mr. Peeler, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Maheshwari, a significant reduction in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive.  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which the executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008, December 31, 2008, June 11, 2010, April 25, 2012, July 24, 2013 and June 12, 2014.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination: (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination; (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated; and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Maheshwari Agreement.  The Company has entered into a letter agreement with Mr. Maheshwari dated April 8, 2014.  Under the agreement, in the event of a specified termination as described above, Mr. Maheshwari will be entitled to severance in an amount equal to 18 months of base salary in the event his employment is terminated during the initial two years of employment, or 12 months of base salary in the event his employment is terminated following the second anniversary of employment.  In addition, upon any such termination, if Mr. Maheshwari elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Maheshwari would have paid had his employment not been terminated.

Miller Agreement.  The Company has entered into a letter agreement with Dr. Miller dated January 30, 2012.  Under the agreement, in the event of a specified termination as described above, Dr. Miller will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination: (i) Dr. Miller will have 12 months (or until the end of the original term of the options, if earlier) to exercise vested options to purchase common stock of Veeco which are held by Dr. Miller at the time of such termination; and (ii) if Dr. Miller elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

Kiernan Agreement.  The Company has entered into a letter agreement with Mr. Kiernan dated January 21, 2004, and amendments thereto dated June 9, 2006, December 29, 2008 and June 19, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, Mr. Kiernan will have 12 months to exercise stock options held by him at such time (or until the end of the original term of the options, if earlier) and, if such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.  In addition, upon such termination, the vesting of any shares of restricted stock held by Mr. Kiernan will be accelerated and all restrictions with regard thereto shall lapse. Furthermore, upon such termination, Mr. Kiernan will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards.  However, the calculation of the pro-rated amount varies depending upon whether such termination occurs within 12 months of a change in control or such other period of time.

Glass Agreement.  On December 9, 2013, Mr. Glass announced his intention to retire from Veeco.  In exchange for agreeing to continue to serve as the Company’s chief financial officer for up to six months until a successor could be named, Mr. Glass was credited with service for equity vesting purposes through June 9, 2014, and received the separation benefits described in the letter agreement between him and Veeco dated December 17, 2009.  Mr. Glass retired from Veeco on May 5, 2014.  Under the December 17, 2009 agreement, Mr. Glass received severance in an amount equal to 18 months of base salary.  In addition, Mr. Glass has 12 months following the date of retirement to exercise options to purchase common stock of Veeco which vested or were scheduled to vest on or prior to June 9, 2014.  Furthermore, the contributions by Mr. Glass to continue healthcare coverage under COBRA during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Glass would have paid had his employment not terminated.

Collingwood Agreement.  The Company entered into a letter agreement with Mr. Collingwood effective January 1, 2010 which provided severance benefits in certain circumstances depending on the nature of the separation.  On September 19, 2014, Mr. Collingwood resigned from the Company.  Based on this resignation, Mr. Collingwood did not qualify for, or receive, separation or other benefits from the Company in connection with this resignation.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy (the “Policy”) dated September 12, 2008, amended on December 23, 2008 and January 21, 2014.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the Policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The Policy was not adopted with any particular change in control in mind.  The Policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Maheshwari and Kiernan and Dr. Miller.  The Policy does not apply to Mr. Peeler.  Benefits under the Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The description of the Policy herein is a summary only.  Reference is made to the full text of the Policy which has been filed previously with the SEC.  The principal terms of the Policy are:

(a)                           Upon the consummation of a Change in Control (as defined in the Policy), the vesting of all equity awards granted prior to January 1, 2014 and held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)                           If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the Policy), or by the Eligible Employee for Good Reason (as defined in the Policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)                         The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)                      The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options;

(iii)                   The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iv)                  The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change in Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2014 or, in the case of Messrs. Glass and Collingwood, May 5, 2014 and September 19, 2014, the dates of their respective actual separations from the Company.  These amounts, other than those for Messrs. Glass and Collingwood, would be incremental to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31,

2014, which was $34.88 per share, or, in the case of Mr. Glass, on May 5, 2014, the actual date of his separation, which was $36.83 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post-Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,507,327	285,362	1,979,121	2,514,290	7,286,100
S. Maheshwari	Termination without Cause or resignation for Good Reason or upon Death or Disability	628,821	0	0	0	628,821
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,188,821	84,240	94,176	941,760	2,308,997
W. Miller	Termination without Cause or resignation for Good Reason	442,399	0	0	0	442,399
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,230,902	96,402	182,091	1,792,413	3,301,808
J. Kiernan	Termination without Cause or resignation for Good Reason	468,083	0	46,622	1,003,742	1,518,447
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	761,873	45,327	74,737	1,003,742	1,885,679
D. Glass	Retirement on May 5, 2014	604,898	38,300	36,830	83,494	763,521
P. Collingwood	Resignation on September 19, 2014	0	0	0	0	0

(1)                                 Reflects salary continuation benefits and, where provided under the applicable employment agreement or the Policy, pro-rated bonus and COBRA subsidy.  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)                                 Reflects the spread, or in-the-money value, as of December 31, 2014 (or May 5, 2014, in the case of Mr. Glass), of options to purchase Veeco common stock which would vest upon the specified event where provided under the applicable employment agreement or the Policy.  Does not include the value of out-of-the-money options or options which vested prior to the specified event.  As of December 31, 2014, the closing price of Veeco common stock was $34.88 per share (and it was $36.83 as of May 5, 2014).  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2014.

(3)                                 Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2014 (or May 5, 2014, in the case of Mr. Glass), of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or the Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2014, which was $34.88 per share (or, in the case of Mr. Glass, on May 5, 2014, which was $36.83).  Does not include the value of out-of-the-money options.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2014.

(4)                                 The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

(5)                                 As used in the Policy, “Change in Control” is defined to mean the case where:

(i)                                     any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)                                  any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)                               a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)                              any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)                               A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)                               An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)                               A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)                               An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For equity awards granted after January 1, 2014, assumes termination occurs during the period commencing three months prior to, and ending 18 months following, the Change in Control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 16, 2015 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)

5% or Greater Stockholders:
BlackRock, Inc. (2)	4,668,763	—	4,668,763	11.6%
Eagle Asset Management, Inc. (3)	3,061,930	—	3,061,930	7.6%
The Vanguard Group (4)	2,632,218	—	2,632,218	6.5%
Bank of New York Mellon Corp. (5)	2,562,548	—	2,562,548	6.3%
Wells Fargo & Company (6)	2,230,434	—	2,230,434	5.5%
Fisher Investments (7)	2,122,674	—	2,122,674	5.3%
Wells Capital Management Inc. (8)	2,118,646	—	2,118,646	5.2%
UBS Group AG (9)	2,070,539	—	2,070,539	5.1%

Directors:
Edward H. Braun	17,222	—	17,222	*
Richard A. D’Amore	80,839	—	80,839	*
Gordon Hunter	14,498	—	14,498	*
Keith D. Jackson	10,698	—	10,698	*
Roger McDaniel	17,821	—	17,821	*
John R. Peeler	144,109	483,961	628,070	1.6%
Peter J. Simone	14,138	—	14,138	*

Named Executive Officers:
John R. Peeler	144,109	483,961	628,070	1.6%
Shubham Maheshwari	27,000	—	27,000	*
William J. Miller, Ph.D.	47,455	82,566	130,021	*
John Kiernan	28,875	33,733	62,608	*
David D. Glass	1,428	14,300	15,728	*
Peter Collingwood	—	—	—	—
All Directors and Executive Officers as a Group (12 persons)	404,082	614,560	1,018,643	2.5%

*                                         Less than 1%.

(1)                                 A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include awards of restricted stock from the Company, both vested and unvested, with the exception of unvested performance-based restricted stock for which the performance criteria has not yet been assessed and achieved.   Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 9, 2015.  The address of this holder is 55 East 52nd Street, New York, New York  10022.

(3)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 15, 2015.  The address of this holder is 880 Carillon Parkway, St. Petersburg, Florida  33716.

(4)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 11, 2015.  The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania  19355.

(5)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 9, 2015.  The address of this holder is One Wall Street, 31st Floor, New York, New York  10286.

(6)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2015.  The address of this holder is 420 Montgomery Street, San Francisco, California  94104.

(7)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 30, 2015.  The address of this holder is 5525 NW Fisher Creek Drive, Camas, Washington  98607.

(8)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2015.  The address of this holder is 525 Market Street, 10th Floor, San Francisco, California  94105.

(9)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2015.  The address of this holder is Bahnhofstrasse 45, Zurich, Switzerland.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2014 all Section 16(a) filing requirements were satisfied on a timely basis, except that, due to the Company’s oversight, (a) Mr. Peeler inadvertently failed to report certain transfers to irrevocable trusts held for the benefit of family members occurring on January 13, 2014 (totaling 2,250 shares), and (b) Dr. Miller inadvertently failed to report the surrender of common stock to the Company to satisfy tax withholding obligations due upon the vesting of restricted stock on December 2, 2013 (totaling 1,289 shares).  These transactions were both reported on March 12, 2015.

ANNUAL MEETING OF STOCKHOLDERS OF VEECO INSTRUMENTS INC. May 13, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2015: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20333000000000001000 5 051315 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: FOR ALL NOMINEES NOMINEES: O Richard A. D’Amore Class III director O Keith D. Jackson Class III director O Susan Wang Class III director WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and Proposal 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “x” HERE IF YOU PLAN TO ATTEND THE MEETING Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 VEECO INSTRUMENTS INC. Proxy for Annual Meeting of Stockholders on May 13, 2015 Solicited on Behalf of the Board of Directors The undersigned hereby appoints John R. Peeler and Shubham Maheshwari, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. to be held on May 13, 2015 at 8:30 a.m. (EST) at 333 South Service Road, Plainview, New York 11803 and at all adjournments or postponements thereof, all shares of common stock of Veeco Instruments Inc. which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 1.1 14475

COMPANY NUMBER ACCOUNT NUMBER ANNUAL MEETING OF STOCKHOLDERS OF VEECO INSTRUMENTS INC. May 13, 2015 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touchtone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e- Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2015: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20333000000000001000 5 051315 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: FOR ALL NOMINEES NOMINEES: O Richard A. D’Amore Class III director O Keith D. Jackson Class III director O Susan Wang Class III director WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and Proposal 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “x” HERE IF YOU PLAN TO ATTEND THE MEETING Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of VEECO INSTRUMENTS INC. To Be Held On: May 13, 2015 at 8:30 a.m. (EST) 333 South Service Road, Plainview, New York 11803 COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before April 29, 2015. Please visit http://www.veeco.com, where the following materials are available for view: • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. IN PERSON: You may vote your shares in person by attending the Annual Meeting. To obtain directions, please call 516-677-0200. TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. Proposal 1. Election of three (3) Class III Directors. NOMINEES: Richard A. D’Amore Keith D. Jackson Susan Wang Proposal 2. Approval of the advisory vote on executive compensation. Proposal 3. Ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof Please note that you cannot use this notice to vote by mail.